Exhibit 5.1

Loeb & Loeb LLP 345 Park Avenue New York, NY 10154	Main 212.407.4000 Fax 212.407.4990

July 28, 2016

AgEagle Aerial Systems, Inc.
117 South 4th Street
Neodesha, Kansas 66757

Re:	AgEagle Aerial Systems, Inc.

Ladies and Gentlemen:

We have acted as counsel to AgEagle Aerial Systems, Inc., a Nevada corporation (the “Company”), in connection with the Registration Statement on Form S-1 (File No. 333- 211467) (as it may be amended, the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the proposed underwritten public offering and sale by the Company of (i) up to 3,162,500 units of the Company, (the “Units”), including those that may be purchased by the underwriters pursuant to an option to purchase additional units, each of which consists of (i) one share (the “Share”) of Common Stock, $0.0001 par value per share, of the Company (the “Common Stock”), (ii) one warrant (the “Warrant”) to purchase one share of Common Stock (the “Warrant Share”).  The Warrants will be issued and sold pursuant to the terms of the Warrant Agreement, filed as an exhibit to the Registration Statement (the “Warrant Agreement”).

In connection with this opinion letter, we have examined the Registration Statement, the form of Unit certificate, the Warrant Agreement and the form of Warrant certificate and originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

Based upon the foregoing, we are of the opinion that (i) the Units have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company, (ii) the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable, (iii) the Warrants have been duly authorized by the Company and, provided that the Warrants have been duly executed and delivered by the Company and duly delivered to the purchasers thereof against payment therefor, then the Warrants, when issued and sold in the manner contemplated by the Registration Statement, will be valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms and (iv) the Warrant Shares have been duly authorized and, when issued and delivered by the Company against payment therefor, upon the exercise of the Warrants in accordance with the terms therein and the terms of the Warrant Agreements, will be validly issued, fully paid and non-assessable.

AgEagle Aerial Systems, Inc. July 28, 2016 Page 2

Our opinion is limited to the applicable statutory provisions of the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts, and applicable provisions of the Nevada Constitution. We express no opinion with respect to any other laws.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference made to our name under the caption “Legal Matters” in the Registration Statement and in the prospectus forming a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP